

KNOREX®

NYSE AMERICAN: KNRX

Issuer Free Writing Prospectus Dated June 24, 2025 Filed Pursuant to Rule 433 of the Securities Act of 1933 with respect to Registration Statement No. 333-283112 Filed on June 12, 2025.

ROADSHOW PRESENTATION

Free Writing Prospectus Statement

By viewing this Free Writing Prospectus (the "FWP"), you acknowledge and agree that: (1) the information contained in this FWP are proprietary; (2) the entire content of this FWP is made solely for informational purposes; (3) no representation or warranty, express or implied, is made by Knorex, Ltd. ("Knorex") or any of its representatives as to the information contained in these materials or disclosed during any related presentations or discussions; and (4) this FWP is not an offer to buy or sell, or a solicitation of an offer to buy or sell, any security or instrument or to participate in any investment activity or trading strategy, nor may it or any part of it form the basis of or to be relied on in connection with any contract or commitment whatsoever, in the United States or anywhere else. To the extent the terms of any potential transaction are included in this FWP, those terms are included for discussion purposes only. By viewing this FWP, you agree to be bound by the foregoing limitations. Any failure to comply with these restrictions may constitute a violation of applicable securities laws.

Knorex is not making any offer of its securities and cannot accept orders for any securities at this time. No part of this FWP and the information contained herein shall form the basis of or be relied upon in connection with any contract or commitment whatsoever.

Knorex has filed a registration statement on Form F-1. as amended (Registration No.: 333-283112) (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") for the offering to which this FWP relates. Before you invest, you should read the Registration Statement and other documents that Knorex has filed with the Commission for more complete information about Knorex and the offering. You may obtain these documents and other documents Knorex has filed for free by visiting EDGAR on the SEC web site at www.sec.gov.

Forward-Looking Statement

This FWP contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the US Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current facts contained in this FWP, including statements regarding Knorex's future operating results, financial position, business strategy, addressable market, anticipated benefits of its technologies, projected business economics, pro forma information, and plans and objectives for future operations and products are forward-looking statements. The words "may," "will," "estimate," "pro forma," "expect," "plan," "believe," "potential," "predict," "target," "should," "would," "could," "continue," "believe," "project," "intend" or words with similar meaning or substance are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Such forward-looking statements are not guarantees of future performance and involve inherent risks and uncertainties. Knorex may not actually achieve the plans, intentions, or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results may differ materially from those contemplated in these statements due to a variety of risks and uncertainties, many of which are beyond Knorex's control. The forward-looking statements in this FWP reflect the current belief of Knorex as of the date of this FWP, and neither Knorex nor any of its affiliates, advisors or representatives is under any obligation, and expressly disclaims any duty, to update any statement made in this FWP, whether as a result of new information, new developments or otherwise, except to the extent that disclosure may be required by law. Knorex has not independently verified the statistical and other industry data generated by independent parties and contained in this FWP and accordingly cannot guarantee their accuracy or completeness.

Miscellaneous

This FWP includes certain non-GAAP financial measures, which are different from financial measures calculated in accordance with U.S. GAAP. Such non-GAAP financial measures should be considered in addition to and not as a substitute for or superior to financial measures calculated in accordance with U.S. GAAP. A quantitative reconciliation of non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures has been included in this FWP.

This FWP is dated June 24, 2025. The information presented or contained in this FWP is subject to change without notice. Neither the delivery of this nor any further discussions of Knorex, any of its affiliates, shareholders, directors, employees, agents, advisors or representatives with any of the recipients shall, under any circumstances, create any implication that there has been no change in the affairs of Knorex since that date.

OFFERING SUMMARY

ISSUER	KNOREX LTD.
Securities Offered	Class A Ordinary Shares
Securities Offered by Issuer	3,000,000 Class A Ordinary Shares (excludes 15% over-allotment)
Securities Offered by Resale Shareholders	1,417,250 Class A Ordinary Shares
Over Allotment	450,000 Class A Ordinary Shares
Price Range	$4.00 - $5.50
Exchange/Ticker	NYSE American: KNRX
Use of Proceeds	Recruitment of sales staff for market expansion, marketing and brand building activities, improvement and enhancement of our products, and for working capital and general corporate purposes
Lead Underwriter	Craft Capital Management LLC
Issuer's U.S. Legal Counsel	Morgan, Lewis & Bockius
Underwriter's U.S. Legal Counsel	Hunter Taubman Fischer & Li LLC
Auditor	Kreit & Chiu CPA

COMPANY OVERVIEW

Founded in Sep 2009, Knorex is a B2B technology company that provides programmatic advertising products and solutions to marketers to simplify digital marketing.

Our Vision

Digital Marketing Made Simple

Our Mission

Simplifying Digital Marketing to Accelerate Growth

Our Offices

- United States
- Singapore
- Vietnam
- India
- Malaysia



INDUSTRY RECOGNITION & ACCOLADES

MARTECH BREAKTHROUGH AWARD 2022
BEST REMARKETING PLATFORM

KNOREX
TOP MARKETING AUTOMATION SOLUTION PROVIDERS 2021
Awarded By MarTech

Meta Business Partner

Google Partner
PREMIER 2024

GUARDIAN INDEPENDENT CERTIFICATION
JAS-ANZ
ISO 27001 : 2013 Cert. No.: 777483

tag
BRAND SAFETY CERTIFIED

tag
CERTIFIED AGAINST FRAUD

edaa certified
powered by abc

DIGITAL ADVERTISING ALLIANCE
Powered By YourAdChoices

iab.

iab.europe
Transparency and Consent Framework

INVESTMENT HIGHLIGHTS

871B [1]

Immense market opportunity

7,997+ advertiser accounts & growing

~42% [2]

Gross margin

Strong leadership team

Industry awards and recognitions

1 patent granted

(1) Projected Global Digital Ad Market By 2027 by eMarketer
(2) Our gross profit margin for the twelve months ended Dec 31, 2024

Today’s digital landscape demands a cross-platform, cross-channel approach for connecting with consumers

PROBLEMS IN CROSS-CHANNEL ONLINE ADVERTISING

Inefficiency and complexity. Marketers are struggling with the complex execution in cross-channel, or omni-channel online advertising, resulting it inefficiencies, poor outcomes, wasted resources and reduced profit margins.

Limited solutions. Existing solutions are point solutions, fragmented, lack robust cross-channel support and offer little differentiation.

Operational strain and high costs. Marketers face rising costs and resource pressures due to rapid evolution in online advertising, while requiring advanced tools, continuous training, and skilled talent retention to operate the tools.

Manual execution. Ad campaigns setup, monitoring, and optimization are highly manual and tedious, especially for real-time, multi-channel efforts, not to mention the need for constant monitoring.



OUR SOLUTION – KNOREX XPO

- The KNOREX XPO platform is designed to provide marketers with a centralized and streamlined approach to online advertising across diverse media platforms and ad channels
- Automate workflows and enable agencies to scale their growth
- AI-powered automation reduces manpower and costs, while increasing efficiency and performance of ad campaigns
- Data-driven approach for real-time campaign performance improvement
- Consolidated reporting for analysis and optimization



KNOREX XPO
CAMPAIGNS
AUDIENCE
CREATIVE
CATALOGS
UTILITY
REPORTS
PIXEL
SETTINGS
USD
Account Dashboard » Campaigns » New Campaign
5 Budget
Automatic Budget Optimization
Let XPO dynamically allocate budget to ad groups that are performing. Learn More
ON
Changing the Overall Budget Cap will automatically calculate the Daily Budget Cap.
Overall Budget Cap *
1,000,000.00 USD
Daily Budget Cap *
32,258.06 USD
Budget Type *
Daily
Don't apply daily budget cap to ad groups.
Programmatic
20 %
USD 200,000.00
Meta Ads
20 %
USD 200,000.00
Google Ads
20 %
USD 200,000.00
LinkedIn Ads
20 %
USD 200,000.00
TikTok Ads
20
USD 200,000.00
You will not be able to change this selection after the campaign is created.

OUR FLAGSHIP – KNOREX XPO

Knorex XPO is an award-winning, enterprise-grade advertising management execution (AMX) platform that empowers marketers to optimize campaigns, reduce wasted spend, and drive campaign performance.

XPO provides streamlined workflows to build, launch, track, attribute, monitor and optimize ads across leading ads channels – Social Media, Search, CTV/OTT, Video, Audio, Display, Native & DOOH – covering the leading digital ad channels across the Open Internet and native platforms.



CTV/OTT Video Google Social Display DOOH

and adding ...



AI/ML Powering
Automation & Scaling
Planning &
Optimization
Billing &
Management
Ads
Creation
AMX
Advertising
"ERP"
Data
Management
Execution
Reporting &
Analytics

OUR COMPETITIVE STRENGTHS

We provide customers a highly differentiated platform with compelling propositions …

All-encompassing omni-channel programmatic advertising management and execution (AMX) platform unparallel in depth and breadth covering the ad channels across the Open Internet and Native Platforms

Strong technology capabilities, deep expertise and domain knowledge in Adtech, natural language processing, AI/ML and data science in delivering differentiated products and solutions

Long track record in delivering quality customer experience and service to our customers, and strong emphasis on customer centricity, to retain and grow with our customers.

A caring, committed, and experienced management team that has worked together for over a decade with proven track record of delivering results.

THE KNOREX XPO PLATFORM



Channels / Platforms Engagement
OTT/CTV
Video
Display
Audio
Native
Email
Via OpenRTB
Facebook Ads
Google Ads
Instagram
LinkedIn Ads
Messenger
TikTok Ads
Via API
Automatic Budget Optimization (ABO) + Strategy Optimization
Cross-Channel Optimization
Campaign Management
Campaign Advisor
Audience Recommender
Report Scheduler
Bulk Operations
Audience & Targeting
Contextual Engine
Dynamic Creative Optimization (DCO)
Location-Based Targeting
Creative Suite
Dynamic Ad Builder
Catalog/Feed/ Multi-Formats
AI Generative Ads
Partner/Account Management
White-Label Setup
User Management
Report & Analytic Data Export
Fees & Price Plans Management
Brand Safety & Ad Verification
Anti-Ad Fraud
Anti-Ad Fraud

MARKET OPPORTUNITY

Global digital advertising is expected to hit approximately **US$871 billion by 2027**.

We believe that this secular transition towards digital advertising will continue, driven by several industry trends including **consumers' evolving media consumption habits, continued technology innovation and breakthroughs** and so on providing us a significant market opportunity.

According to eMarketer, the global advertising spend (digital and traditional media) was US$647 billion in 2021. It is expected to reach **US$1,180 billion in 2027 as marketers continue to shift their advertising spend online from traditional media.**

US$ 871B

**Projected Global Digital Ad Market By 2027*

US$ 1.18T

**Projected Global Ad Spend in 2027*

OUR GROWTH STRATEGIES

We are at an early phase of capturing a fast-growing market and we are confident that we are well positioned to grow and capture the market by pursuing the following strategies:

- ✓ Expand our customer base and deepen market penetration into more industry verticals particularly in our primary market in the U.S.
- ✓ Broaden adoption through continuous innovation that enables to support cross-channel advertising in highly differentiated manner compared to existing solutions in the market.
- ✓ Expand and accelerate our customer acquisition effort through strategic partnerships and exploring synergistic acquisitions.
- ✓ Explore new markets and increase global presence with fitting market dynamics and potential.

BUSINESS MODEL

PLATFORM SUBSCRIPTION FEE

PLATFORM SERVICE FEES

(Media %, Data %, Tech%)

MANAGEMENT ACTIVATIONS AND PROFESSIONAL FEES

(Professional services, tiered support, enterprise integration, training, etc.)

FINANCIAL HIGHLIGHTS


2023[1]
2024[1]
12
10
8
6
4
2
0
USD in Millions
8.7
3.2
10.8
4.5
Revenue
Gross Profit

(1) For the years ended December 31, 2023 and 2024

LEADERSHIP TEAM



Khar Heng Choo (Justin) Ph.D.

Chairman, Founder and CEO

- Serial entrepreneur, exited real-time stock charting & trading profitable startup
- 15+ years in digital marketing industry
- Focused on product and business strategy



Wilson Chandra

Director and President

- 26 years in market acceleration, sales, strategic alliances & business operation
- Ex-CEO of sales acceleration company
- 25+ years of experience in sales, marketing and business acceleration



Abhishek Kumar

VP Product & Engineering

- Experienced in large-scale enterprise architecting & solutioning
- 16+ years of experience in product design, technical development and architecting of large-scale and real-time systems



Lennon Teng

Group General Manager

- Serial entrepreneur of 2 exits: mobile, analytics & healthcare
- 15+ years of diverse experience in commercialization, business development, product development and operations



Le Phu

Vice President, Operations

- Experienced in business operations, client servicing, R&D
- 15+ years in technical development
- 8+ years in AI/ML
- 14+ years of commercial and research experience



Hai Xuan Pham (Tracy)

Head of Finance

- 12+ years of finance and accounting
- Experience working with tech and healthcare sectors, and fast-growing companies

KNOREX

BOARD OF DIRECTORS



Anthony Carvalho (Tony)**

Independent Director, Audit Comm. Chair

- Ex-CFO of YuMe, Inc. (NYSE:YUME), Xoom Corporation
- Ex-VP of Finance and Controller of Paypal



Khar Heng Choo (Justin) Ph.D.

Chairman, Founder and CEO

- Serial entrepreneur, exited real-time stock charting & trading profitable startup
- 15+ years in digital marketing industry



Gordon Kwok Wai Lam**

Independent Director, Audit Comm. Chair

- Ex-President and Global CRO of Syniti (acquired by CapGemini)
- Held leadership roles at Fortune 500 companies including Microsoft, SAP and NetApp



Wilson Chandra**

Director and President

- 26 years in market acceleration, sales, strategic alliances & business operation
- Ex-CEO of sales acceleration company
- 25+ years of experience in sales, marketing and business acceleration



Jayant Kadambi**

Independent Director, Nominating & Corporate Governance Comm. Chair

- Co-founder of Quain Investments LLC. and StarNet
- Co-founder, Ex-Chairman, President & CEO of YuMe, Inc. (NYSE:YUME), Ex-CEO & Board Member of HomeUnion
- Ex-VP of R&D of Netopia, Inc. (NASDAQ)

** To be appointed upon Effective Registration

INVESTOR RELATIONS TEAM

Crescendo Communications LLC
Tel: 212-671-1020



David K. Waldman
President & CEO



Alexandra Schilt
Vice President

Email: ir@knorex.com
Website: https://ir.knorex.com

KNOREX

Thank You